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                                                                       Exhibit 4


                          CHANGE IN CONTROL AGREEMENT
                              DATED JUNE 24, 1996,
                            BETWEEN THE COMPANY AND
                                DONALD E. PORTER



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                           CHANGE IN CONTROL AGREEMENT


         This Agreement is made and entered into as of this 24th day of July, 1996 ("Effective Date") by and between WOODBURY TELEPHONE COMPANY (the "Company"), 299 Main Street South, Woodbury, Connecticut 06798 and DONALD E. PORTER (the "Employee"), 163 Munn Road, Southbury, Connecticut 06488.

                              W I T N E S S E T H:

         WHEREAS, the Employee is currently employed as President and Chief Executive Officer of the Company reporting directly to the Board of Directors of the Company and with the duties and responsibilities commensurate with such position; and

         WHEREAS, the Employee desires to assure himself of continued employment in the event of a Change in Control, as defined herein, and the Company wishes to induce the Employee to continue his employment by the Company in the event of a Change in Control; and

         WHEREAS, this Agreement is not intended to alter the compensation and benefits that the Executive would receive in the absence of such a Change in Control.

         NOW, THEREFORE, in consideration of the mutual agreements herein set forth, the parties agree as follows:

         1. AGREEMENT. This Agreement, although taking effect on the Effective Date, will be operative only upon the occurrence of a Change in Control. Upon such occurrence this Agreement shall become operative immediately. This Agreement is not to be considered a contract of employment and shall in no way change the nature of the Employee's present employment by the Company and the Employee shall at all times prior to a Change in Control be considered an employee at will.

         2. CHANGE IN CONTROL. A "Change in Control" shall be deemed to occur:

         (a)  when the Company acquires actual knowledge that any "person"
              (as such term is used in Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934 (the "Exchange Act"), other than an affiliate of the Company or an employee benefit plan established or maintained by the Company is or becomes the beneficial owner (as defined in Rule 13d-3 of the Exchange
              Act), directly or indirectly, of
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         securities of the Company representing more than ten percent (10%) of the combined voting power of the Company's then outstanding securities (a "Control Person", and for purposes of this Agreement, Southern New England Telecommunications Corporation shall be deemed a "Control Person") or, in the case of a person who at the Effective Date is a "Control Person", when such Control Person increases its ownership of the Company's then outstanding stock, or

(b) upon the first purchase of the Company's common stock pursuant to a tender or exchange offer (other than a tender or exchange offer made by the Company, or an employee benefit plan established or maintained by the Company, or their respective affiliates), or upon the approval by the Company's stockholders of: (A) a merger or consolidation of the Company with or into another corporation (other than a merger or consolidation the definitive agreement for which provides that at least two-thirds of the directors of the surviving or resulting corporation immediately after the transaction are Continuing Directors (as hereinafter defined) (a "Non-Control Transaction")), (B) a sale or disposition of all or substantially all of the Company's assets, or (C) a plan of liquidation or dissolution of the Company, or

(c) if during any period of twenty-four (24) consecutive months, individuals who at the beginning of such period constitute the Board of Directors of the Company (the "Company Board") (the "Continuing Directors") cease for any reason to constitute at least two-thirds thereof or, following a Non- Control Transaction, two-thirds of the board of directors of the surviving or resulting corporation; provided that any individual whose election or nomination for election as a member of the Company Board (or, following a Non-Control Transaction, the board of directors of the surviving or resulting corporation) was approved by a vote of at least two-thirds of the Continuing Directors then in office shall be considered a Continuing Director, or



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         (d)      upon any filing by the Company or any other person with the
                  Connecticut Department of Public Utility Control or other state regulatory agency pursuant to Conn. Gen. Stat. 16-43(1) or other statute in connection with a plan to merge, consolidate or exchange common stock with any other company or sell, lease, assign, or otherwise dispose of all or substantially all or any essential part of its franchise, plant equipment or other property necessary and useful in the performance of the Company's duty to the public.

     3. FUNDAMENTAL CHANGE. "Fundamental Change" means the occurrence within six (6) months prior to or twenty-four (24) months after a Change in Control of any of the following events or conditions:

         (a) A change in the Employee's status, title, position or responsibilities (including reporting responsibilities);

         (b)      A reduction in the Employee's compensation and/or benefits;

         (c) Relocation of the Employee's principal office to a location outside a thirty (30) mile radius from the Company's offices described in this Agreement; or

         (d) Termination of the Employee's employment other than "for cause" as defined in Paragraph 4 or as a result of the Employee's death, disability or retirement.

         4. TERMINATION FOR CAUSE. For the purposes of Paragraph 3 above, termination of the Employee for any of the following reasons shall be considered to be termination for cause:

         (a) gross negligence or wilful misconduct, including material dishonesty by the Employee in the performance of the Employee's duties;

         (b) material breach by the Employee of any terms of Employee's employment by the Company and failure to correct such breach within twenty (20) days after written notice by the Board of Directors; or

         (c) upon the Employee's failure or refusal to comply with lawful directions or instructions by the Board of Directors.


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         If the Employee is terminated for any of the foregoing reasons he shall not be entitled to the benefits provided for in Paragraph 5.

     5.  BENEFITS UPON TERMINATION FOR A FUNDAMENTAL CHANGE

         (a) The Employee may, if a Fundamental Change occurs, choose to terminate his employment by the Company. Upon such termination by the Employee for a Fundamental Change, the Employee shall receive the lesser of (i) two hundred and twenty percent (220%) of the annual compensation then being paid to the Employee or (ii) two hundred ninety nine percent (299%) of the average of the Employee's annual compensation for the preceding five (5) years, provided that such termination occurs within twelve (12) months following the Fundamental Change.

         (b) If the Fundamental Change which occurs is the Company's termination of the Employee's employment other than "for cause" as defined in Paragraph 4, then the Employee shall be entitled to receive the lesser of (i) two hundred twenty percent (220%) of the annual compensation then being paid to the Employee or (ii) two hundred ninety nine percent (299%) of the average of the Employee's annual compensation for the preceding five (5) years. If such termination occurs within six (6) months prior to a Change in Control, then such payment shall be due and owing upon the occurrence of the Change in Control. If such termination occurs within twenty- four (24) months following a Change in Control, then such payment shall be due and owing upon termination.

         (c) The Employee shall have the option to receive any payment to which he is entitled under subparagraphs (a) or (b) above as a lump sum within five (5) days after such termination, or in substantially equal monthly installments until full payment has been made.

         6. DEATH, DISABILITY AND RETIREMENT BENEFITS. If the Employee should die or become eligible to receive benefits under a long term disability plan of the Company or retire following a Change in Control at a time when this Agreement is in effect, Employee's employment and the Company's obligations under this Agreement shall terminate as of the end of the month in which his death or eligibility to receive such disability payments or retirement occurs.

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     7.  MISCELLANEOUS.

         (a) GOVERNING LAW. The validity, construction, interpretation and enforceability of this Agreement, and the capacity of the parties shall be determined and governed by the laws of the State of Connecticut.

         (b) SEVERABILITY. In the event any one or more the provisions contained in this Agreement is held invalid in any respect, such invalidity shall not effect the validity of the other provisions of this Agreement, and such provision(s) is modified to the extent necessary to make it (them) enforceable.

         (c) BINDING EFFECT. Provisions of this Agreement shall be binding on and inure to the benefit of the Company and the Employee and their respective heirs, administrators, executors, successors and assigns.

         (d) WAIVER. This Agreement contains the entire agreement between the parties hereto with respect to the subject matter hereof. This Agreement may be amended or modified only by a writing signed by the party against whom enforcement of any waiver, change, modification, extension or discharge is sought. No delay or failure on the part of either party in exercising any power or right shall operate as a waiver thereof nor shall any single or partial exercise of any power or right preclude other or further exercise thereof or the exercise of any other power or right.

     IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of this 24th day of July, 1996.


                              WOODBURY TELEPHONE COMPANY



                              By: /s/ J. Garry Mitchell
                                  ------------------------
                                 J. Garry Mitchell
                                 Its Chairman of the Board


                              EMPLOYEE


                              /s/ Donald E. Porter
                              ----------------------------
                              Donald E. Porter






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